Exhibit (14)(c)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement (No. 333-260074) on Form N-14 of Portman Ridge Finance Corporation of our report dated March 12, 2021, relating to the consolidated financial statements of Harvest Capital Credit Corporation and its subsidiaries, appearing in the Annual Report on Form 10-K of Harvest Capital Credit Corporation for the year ended December 31, 2020. We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ RSM US LLP

New York, New York

November 23, 2021